Exhibit 16.1

August 18, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for LaBranche & Co Inc. and, under the date of March 17, 2008, we reported on the consolidated financial statements of LaBranche & Co Inc. as of and for the years ended December 31, 2007 and 2006, and the effectiveness of internal control over financial reporting as of December 31, 2007. On August 12, 2008, we were dismissed. We have read LaBranche & Co Inc.’s statements included under Item 4.01 of its Form 8-K dated August 12, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with LaBranche & Co Inc.’s statements that (i) the change was authorized and approved by the Audit Committee of the Board of Directors, and (ii) during each of the two most recent fiscal years and through the date of their report, LaBranche & Co Inc. did not consult Rothstein Kass & Company, P.C. with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on their consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP

KPMG LLP